                                                                    EXHIBIT 4.13


                    THIS SETTLEMENT AGREEMENT MADE EFFECTIVE
                        AS OF THE ___TH DAY OF JULY, 2000

BETWEEN

                           Queen Sand Resources, Inc. a Delaware corporation
                                    (herein called the "Company")

AND

                           Joint Energy Development Investments Limited
                           Partnership
                                       (herein called "JEDI")

AND

                           Marshall Capital Management, Inc. (fka as
                           "Proprietary Convertible Investment Group, Inc."), Stark International, Shepherd Investments International, Ltd., Westover Investments L.P., and Montrose Investments L.P., Palisades Capital, Inc.

                              (herein collectively called the "C Holders")

AND

                           JNC Opportunity Fund Ltd., Diversified Strategies Fund L.P., KA Investments, LDC, Sovereign Partners, L.P., Advantage (Bermuda) Fund, Ltd., Canadian Advantage, L.P., Dominion Capital Fund Ltd.

                            (herein collectively called the "Reset Holders")

WHEREAS:

   a. Pursuant to the Securities Purchase Agreement dated as of March 27, 1997 between JEDI and the Company (the "JEDI Purchase Agreement"), JEDI acquired 9,600,000 shares of the Company's Series A Participating Convertible Preferred Stock (the "A Preferred Shares") together with the certain maintenance rights as more particularly defined in the JEDI Purchase Agreement; and

   b. JEDI and the Company also entered into a Registration Rights Agreement (the "JEDI Registration Rights Agreement"), an Earn-Up Agreement, a Letter Agreement dated May 6, 1997 regarding advisory services, a Stockholders' Agreement dated May 6, 1997 among themselves, EIBOC Investments Ltd. ("EIBOC") and certain officers of the Company and the said officers also entered into an Escrow Agreement with EIBOC with respect to the shares of the Company's common stock held by EIBOC and the said officers delivered a

         Declaration of Trust to JEDI in respect of the shares of EIBOC beneficially owned by them (the aforesaid Stockholders Agreement, Escrow Agreement and Declaration of Trust shall be referred to collectively as the "Other JEDI Agreements"); and

   c. Pursuant to the Securities Purchase Agreement dated as of December 22, 1997 between themselves and the Company (the "C Purchase Agreement"), the C Holders signatory thereto purchased an aggregate of 10,000 shares of the Company's Series C preferred stock together with warrants to purchase an additional 340,138 shares of the Company's common stock (the "C Warrants"); and

   d. On December 24, 1997, the Company issued an additional 400 shares of Series C preferred stock to Palisades Capital, Inc. in partial consideration for acting as the Company's placement agent in connection with the purchase and sale of the shares of Series C Preferred Stock (which 10,400 shares of Series C preferred stock are collectively referred to herein as the "C Shares"); and

   e. Pursuant to the Amended and Restated Securities Purchase Agreement dated as of July 8, 1998 between themselves and the Company (the "July Reset Agreement"), the Reset Holders acquired a total of 3,428,571 shares of the Company's common stock (the "July Shares") together with warrants to purchase an additional 605,000 shares of the Company's common stock (the "July Warrants");

   f. Pursuant to a Securities Purchase Agreement dated as of November 10, 1998 between themselves and the Company (the "November Reset Agreement"), the Reset Holders party thereto acquired a total of 416,667 shares of the Company's common stock (the "November Shares") together with warrants to purchase an additional 50,000 shares of the Company's common stock (the "November Warrants"); and

   g. The July Reset Agreement and the November Reset Agreement also granted one repricing right (as defined in the said agreements) to each of the Reset Holders signatory thereto for each share of the July Shares and the November Shares; and

   h. Contemporaneously with the execution of the C Purchase Agreement, the July Reset Agreement and the November Reset Agreement, the Company entered into certain registration rights agreements with the C Holders and the Reset Holders (referred to respectively as the "C Registration Rights Agreement", the "July Reset Registration Rights Agreement" and the "November Reset Right Agreement"); and

   i. As of the date hereof each of JEDI, the C Holders and the Reset Holders (collectively referred to as the "Stakeholders") beneficially own the equity interests, warrants and other intangible rights set forth beside its name in Schedule 1; and

   j. The Company has advised the Stakeholders that it believes that it is in the best interests of the Company, the Stakeholders and the other stockholders of the Company generally to reorganize the Company's capital structure and that, as part of such a reorganization, the Company proposes to change its name, implement a 156 for 1 reverse stock split of its common stock, purchase a certain quantity of its Senior 12.5% Notes due July 2008, undertake a public offering or private placement of stock and exchange, convert, repurchase, cancel or otherwise eliminate all the equity interests, warrants and other intangible rights described in Schedule 2; and

   k. In order to facilitate the intended recapitalization of the Company, as described in the preceding paragraph, the Stakeholders are willing to exchange all their remaining equity interests, warrants and other intangible rights as set out in Schedule 1 for a certain number of post reverse-split shares of the Company's common stock according to the terms of this Agreement.

THEREFORE in consideration of the mutual covenants contained herein, the payment of $1.00 by the Company to each Stakeholder and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows.

1. DEFINITIONS

All terms defined in the recitals hereof shall have the meanings indicated in the recitals and all other capitalized terms in this Agreement shall, unless otherwise defined herein, have the meaning set out for such term in the JEDI Purchase Agreement, the Series C Agreement, the July Purchase Agreement or the November Purchase Agreement as the case may be. In case of conflict, the definitions set out in this Agreement shall govern.

2. EXCHANGE

At the Closing as hereinafter defined, each of the Stakeholders agree to exchange all the equity interests, warrants and intangible rights set forth beside its name in Schedule 1 for that number of post reverse-split shares of the Company's common stock (the "Final Settlement Shares") set forth beside its name on Schedule 2.

3. CLOSING

Closing shall occur within 3 business days of the later to occur of (i) the closing of the Financing as contemplated by paragraph 6 hereof or (ii) the closing of the Note repurchase, as contemplated by paragraph 8.4 hereof.

4. CLOSING DOCUMENTS

At Closing the Stakeholders shall deliver:

    4.1. For cancellation all certificates and agreements representing any of the A Preferred Shares, the C Shares and any warrants of the Company held by such Stakeholder;

    4.2. In the case of JEDI, such notices as the Company may reasonably require to confirm JEDI's consent to or effect the termination of the Other JEDI Agreements and the Company shall deliver:

    4.3. to each Stakeholder the number of Final Settlement Shares set forth beside its name on Schedule 2.

Upon Closing the JEDI Purchase Agreement, the JEDI Registration Rights Agreement, the C Purchase Agreement, the July Reset Agreement, the November Reset Agreement, and all Registration Rights Agreements made contemporaneous with or ancillary thereto, together with all outstanding warrants, maintenance rights and Repricing Rights held by or issued to any Stakeholder, shall be automatically terminated without further action or demand by the Company or any of the Stakeholders party or entitled thereto.

5. STANDSTILL

Until such time as this Agreement is terminated pursuant to the provisions of paragraph 9 hereof, each Stakeholder agrees that it will not submit any Series A Conversion Notice, Series C Conversion Notice or Repricing Right Exercise Notice as the case may be, nor take any action to enforce any rights and remedies to which it might be entitled under any agreement to which it is a party with the Company or otherwise.

6. FINANCING

The Company shall use its best efforts to close on or before October 31, 2000 a private placement or public offering of common stock generating net proceeds to the Company of at least $50 million (the "Financing"). Notwithstanding anything to the contrary in any registration rights agreement to which the Stakeholders or any of them are a party with the Company, no Stakeholder shall have the right to any notice of or to have its shares included in any registration statement to be filed by the Company in connection with the Financing or to otherwise participate therein except as may hereafter be determined by the Company and its underwriters in their sole discretion. Stakeholders may sell Final Settlement Shares following the Closing provided that on any given trading day during the six (6) month period immediately following such closing date, no Stakeholder may sell more than that number of such Stakeholder's Final Settlement Shares that is determined by multiplying the total number of Final Settlement Shares received by such Stakeholder by the percentage that the particular Stakeholder's Final Settlement Shares is to all post reverse-split Common Shares outstanding immediately after the Closing of the Financing. Notwithstanding anything in this paragraph to the contrary, a Stakeholder shall be permitted to sell all or any part of such Stakeholder's Final Settlement Shares during the aforesaid 6 month period in connection with (i) any transaction or series of related transactions that is or are approved by the board of directors of the Company in which more than 50% of the voting power of the Company is disposed of or that results in the sale of all or substantially all of the assets of the Company or in the consolidation, merger or other business combination of the Company with or into any other entity, immediately following which the stockholders of the Company fail to own directly or indirectly at least 50% of the surviving entity (a "Change of Control Transaction"), or (ii) a non-public sale provided that the purchaser in the non-public sale agrees in writing to be bound by the provisions of this paragraph.

7. STOCKHOLDER APPROVAL

Within 5 days of obtaining the signatures of all Stakeholders on this Agreement, the Company shall file with the SEC preliminary proxy materials in respect of a stockholders' meeting to be held not later than the later of (i) September 21, 2000, or (ii) if the SEC notifies the Company of its intention to review the proxy materials, 15 days following the date on which the Company receives notification from the SEC that it has no further comments. Such proxy materials shall solicit each stockholder's affirmative vote for approval of the transactions pertaining to the A Preferred Shares, the C Shares and the Repricing Rights as contemplated by this Agreement including a 156 for one reverse split of the Company's common stock. Such proxy materials may also seek approval of an increase in the Company's authorized capital, one or more mergers or acquisitions, the election of directors and the appointment of auditors for the current fiscal year, change of name, change of fiscal year end of the Company and such other amendments to the Company's Certificate of Incorporation, as amended, as the Company may determine is necessary or desirable to effect this Agreement. The Company shall use its best efforts to solicit its stockholders' approval of such matters and to cause its Board of Directors to recommend such stockholder approval. Each Stakeholder agrees to vote not less than that number of shares shown beside the name of such Stakeholder on Schedule 3 hereof in favor of the election of directors, the adoption by the Company of this Agreement and the consummation of the transactions contemplated hereby including the 156:1 reverse stock split, and the change of name.

8. CONDITIONS

The obligation of the Company to deliver and the Stakeholders to accept the Final Settlement Shares shall be conditional upon the following:

    8.1. Stockholder approval of the recapitalization transactions and the reverse split contemplated by this Agreement.

    8.2. The Final Settlement Shares shall be delivered without any restrictive legend or stop transfer orders, except for that number of Final Settlement Shares identified in Schedule 2 as Restricted Final Settlement Shares.

    8.3. Not later than October 31, 2000, the Company shall have closed the Financing;

    8.4. Not later than October 31, 2000, the Company shall have closed the repurchase of not less than $75 million in original principal amount of the Company's 12.5% Senior Notes due July 2008.

    8.5. The representations and warranties contained in this Agreement shall be true as of the date of this Agreement and the date of delivery of the Final Settlement Shares.

9. TERMINATION

This Agreement shall automatically terminate on the date (the "Termination Date") that is the earlier of (i) 5:00 p.m. (ET) July 21, 2000, unless all Stakeholders shall have executed this Agreement prior to such time; (ii) 5:00 p.m. (ET) October 31, 2000 unless Closing shall have taken place prior to such time; (iii) the failure of the Company to timely file the proxy materials as contemplated by paragraph 7 hereof; (iv) failure of the Company to obtain stockholder approval of the recapitalization as contemplated by paragraph 7 hereof, (v) the commencement by the Company of a voluntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or similar law or a decree or order of any court of competent jurisdiction adjudging the Company insolvent or a bankrupt, (vi) an Event of Default occurring under the Trust Indenture governing the Company's 12.5% Senior Notes due July 2008, or, (vii) a Change of Control transaction occurs, unless Closing has occurred prior to any such time. Immediately upon termination as aforesaid, all obligations of the parties under this Agreement shall cease and each Stakeholder may take any action to enforce any rights and remedies to which it may be entitled under any agreement to which it is a party with the Company or otherwise.

10. STAKEHOLDER REPRESENTATIONS

Each Stakeholder represents and warrants with respect to itself only that:

    10.1. Ownership of Rights. Such Stakeholder is the legal and beneficial owner of all the common stock, equity interests, warrants and other intangible rights set forth beside its name on Schedule 1 hereof free and clear of any encumbrances;

    10.2. Ownership of Shares. As of the Record Date to be specified by the Company in the proxy materials contemplated by this Agreement, it will be the legal or beneficial owner of not less than the number of shares of voting stock set forth beside its name in Schedule 3 hereof;

    10.3. Accredited Investor Status. Such Holder is an "accredited investor" as that term is defined in Rule 501(a) of Regulation D;

    10.4. Information. It has had an opportunity to pose such questions and request such materials relating to the offer of the Final Settlement Shares as it deems necessary. No failure by the Stakeholder to pose questions, request information or carry out any other due diligence investigations shall modify, amend or affect such Stakeholder's right to rely on the accuracy of any materials provided to such Stakeholder by or on behalf of the Company with respect to the transactions contemplated hereby or on the Company's representations and warranties contained in this Agreement. Such Stakeholder understands that its investment in the Final Settlement Shares involves a high degree of risk. Such Stakeholder has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Final Settlement Shares;

    10.5. No Governmental Review. Such Stakeholder understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Final Settlement Shares or the fairness or suitability of the investment in the Final Settlement Shares nor have such authorities passed upon or endorsed the merits of the offering of the Final Settlement Shares;

    10.6. Authorization; Enforcement. This Agreement has been duly and validly authorized, executed and delivered on behalf of such Stakeholder and is a valid and binding agreement of such Stakeholder enforceable against such Stakeholder in accordance with its terms;

    10.7. Residency. Such Stakeholder remains a resident of that country or jurisdiction specified in the JEDI Purchase Agreement, the C Purchase Agreement, the July Purchase Agreement or the November Purchase Agreement to which it is a party.

11. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    11.1. Organization and Qualification. The Company is duly organized and validly existing in good standing under the laws of the jurisdiction it is incorporated, and has the requisite corporate power and authorization to execute this agreement and carry out its obligations hereunder.

    11.2. No Other Agreements Other than as set out in this Agreement, the Company has no agreements or undertakings with any Stakeholder or any affiliate of any Stakeholder to make any cash payment, issue any shares or to otherwise do anything pertaining to the subject matter of this Agreement.

    11.3. Authorization; Enforcement. This Agreement has been duly and validly authorized, executed and delivered on behalf of the Company and is a valid and binding agreement of the Company enforceable against the Company in accordance with its terms.

    11.4. Validity of Shares. The Final Settlement Shares, when issued in accordance with the terms of this Agreement will be duly authorized, validly issued, fully paid and non-assessable shares of common stock of the Company and shall be delivered free and clear of any liens, charges or encumbrances. The issuance of the Final Settlement Shares will be exempt from the registration provisions of the Securities Act of 1933 by virtue of the exemption set forth in Section 3(a)9 thereof. The Company acknowledges and agrees that the Stakeholders shall be entitled for all purposes under Rule 144 of said Act to tack onto the holding period of their respective Final Settlement Shares the full period in which they have held the A Preferred Shares, the C Shares or the shares of common stock giving rise to the repricing rights as the case may be.

12. RELEASE

Effective upon Closing, the Stakeholders, on behalf of themselves and each of their respective affiliates over which they respectively exercise control, and the Company, on behalf of itself and each of its affiliates over which it exercises control, hereby releases and forever discharges the other and its and their respective individual, joint or mutual, past, present and future directors, officers, affiliates, controlling persons, subsidiaries, successors and assigns (individually, a "Releasee" and collectively, "Releasees") from any and all claims, demands, proceedings, causes of action (other than fraud), orders, obligations, contracts, agreements, debts and liabilities whatsoever, whether known or unknown, suspected or unsuspected, both at law and in equity, which each of the Stakeholders or the Company and any of their respective affiliates over which they respectively exercise control now has, have ever had or may hereafter have against the respective Releasees of the other arising from the beginning of time until Closing on account or arising out of or in any way relating to the respective Stakeholder's investments in or dealings with the Company, including without limitation, the JEDI Purchase Agreement, the JEDI Registration Rights Agreement, the Other JEDI Agreements, the C Purchase Agreement, the C Registration Rights Agreement, the July Reset Agreement, the November Reset Agreement, the Reset Registration Rights Agreement, any Certificate of Designation of the Company pertaining to the A Preferred Shares or the C Shares as the case may be, or other cause or event occurring contemporaneously with or prior to such date, provided, however, that nothing contained herein shall operate to release any obligations arising under this Agreement.

Effective upon Closing the Company and each Stakeholder hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against any Releasee, based upon any matter purported to be released hereby.

13. WAIVER

Each Stakeholder for itself only waives any right such Stakeholder may have to require the Company to repurchase any equity interest or intangible right held by such Stakeholder arising as a consequence of any change of control that may result from the Financing or the delivery of the Final Settlement Shares, or from the Company's failure to maintain the listing of its common stock on the Nasdaq SmallCap Market or on any subsequent market.

14.      MISCELLANEOUS

    14.1. Governing Law. The corporate laws of the State of Delaware shall govern all issues concerning the relative rights of the Company and its stockholders. All other questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and interpreted in accordance with the laws of the State of New York without regard to the principles of conflict of laws. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Notwithstanding anything to the contrary in the foregoing, the laws of the state of Texas shall govern any dispute as between the Company and JEDI with respect to this Agreement, the JEDI Purchase Agreement, the JEDI Registration Rights Agreement, or the Other JEDI Agreements without regard to the principles of conflict of laws and for such purpose JEDI and the Company irrevocably submit to the exclusive jurisdiction of the state and federal courts sitting in the City of Dallas, county of Dallas with respect to such disputes. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

    14.2. Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.

    14.3. Headings. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

    14.4. Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

    14.5. Entire Agreement; Amendments. This Agreement supersedes all other prior oral or written agreements between the Stakeholders, the Company, their affiliates and persons acting on their behalf with respect to the matters discussed herein, and contains the entire understanding of the parties with respect to the matters covered herein. No provision of this Agreement may be amended other than by an instrument in writing signed by the Company and Stakeholders representing not less than 80% of the Final Settlement Shares as set out in Schedule 3.

    14.6. Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered (i) upon receipt, when delivered personally; (ii) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section prior to 6:00 p.m. (New York City time) on a Business Day, (iii) the Business Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section later than 6:00 p.m. (New York City time) on any date and earlier than 11:59 p.m. (New York City time) on such date; or
           (iv) upon receipt, when delivered by a reputable overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

           If to the Company:
                  Queen Sand Resources, Inc.
                  13760 Noel Rd. Suite 1030
                  Dallas, Texas 75240-7336
                  Telephone: 972-233-9906
                  Facsimile: 972-233-9575
                  Attention: President

                  and

                  Queen Sand Resources, Inc.
                  30 Metcalfe Street, Suite 620
                  Ottawa, Ontario, Canada K1P 5L4
                  Telephone: 613-230-7211
                  Facsimile: 613-230-6055
                  Attention: President

                  With a copy to:

                  Haynes and Boone, LLP
                  1600 North Collins Blvd.,
                  Suite 2000,
                  Richardson, TX ,75080
                  Telephone: 972-680-7553
                  Facsimile: 972-692-9053
                  Attention: William L. Boeing, Esq.

           If to a Stakeholder, to its address and facsimile number set out in the JEDI Purchase Agreement, the C Purchase Agreement, the July Agreement or the November Agreement as the case may be.

           Each party shall provide five days' prior written notice of any change in address or facsimile number.

    14.7. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

    14.8. No Third Party Beneficiaries. This Agreement may not be assigned by any Stakeholder without the prior written approval of the Company. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

    14.9. Survival. The representations, warranties, covenants, releases and agreements of the parties hereto, shall survive the execution of this agreement and the issuances of the Final Settlement Shares. Each Stakeholder shall be responsible only for its own representations, warranties, agreements and covenants hereunder and shall not be responsible for any act or omission of any other Stakeholder. The waiver contained in paragraph 13 shall survive the termination of this Agreement.

    14.10. Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated thereby. The Company will notify all Stakeholders of any default of this Agreement by any Stakeholder as soon as practicable after the Company becomes aware of same.

    14.11. No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

IN WITNESS WHEREOF duly authorized representatives of the Company and each Stakeholder have executed this agreement effective as of the date set out on the top of page 1 hereof.

Queen Sand Resources, Inc.


/s/ AUTHORIZED SIGNATORY
------------------------
By:
/s/ AUTHORIZED SIGNATORY
------------------------
By:
Joint Energy Development Investments Limited Partnership

                                       By: Enron Capital Management Limited
                                       Partnership, General Partner of Joint
                                       Energy Development Investments Limited
                                       Partnership
                                       By: Enron Capital Corp., General Partner
                                       of Enron Capital Management Limited
                                       Partnership


                                       /s/ AUTHORIZED SIGNATORY
                                       ------------------------
                                       By:


Marshall Capital Management Inc.       Palisades Capital Inc.


/s/ AUTHORIZED SIGNATORY               /s/ AUTHORIZED SIGNATORY
------------------------               ------------------------
By:                                    By:

Westover Investments L.P.              Montrose Investments L.P.,


/s/ AUTHORIZED SIGNATORY               /s/ AUTHORIZED SIGNATORY
------------------------               ------------------------
By:                                    By:


Stark International                    Shepherd Investments International, Ltd.


/s/ AUTHORIZED SIGNATORY               /s/ AUTHORIZED SIGNATORY
------------------------               ------------------------
By:                                    By:

JNC Opportunities Fund Ltd.,           Diversified Strategies Fund L.P.,


/s/ AUTHORIZED SIGNATORY               /s/ AUTHORIZED SIGNATORY
------------------------               ------------------------
By:                                    By:

KA Investments, LDC,


/s/ AUTHORIZED SIGNATORY
------------------------
By:


Sovereign Partners, L.P.,              Advantage (Bermuda) Fund, Ltd.,


/s/ AUTHORIZED SIGNATORY               /s/ AUTHORIZED SIGNATORY
------------------------               ------------------------
By:                                    By:


Canadian Advantage, L.P.,              Dominion Capital Fund Ltd.


/s/ AUTHORIZED SIGNATORY               /s/ AUTHORIZED SIGNATORY
------------------------               ------------------------
By:                                    By:

        QUEEN SAND RESOURCES, INC. RECAPITALIZATION AGREEMENT, JUNE 2000
                                   SCHEDULE 1


                                               Series A     Series C     Repricing                  Maintenance
            Name of Stakeholder                 Shares       Shares        Rights       Warrants       Rights
Joint Energy Development Investments L.P.       9,600,000                                            12,157,501

Marshall Capital Management, Inc.                              1,030                     115,647
Stark International                                              260                      56,123
Shepherd Investments International, Ltd.                         260                      56,123
Montrose Investments L.P.                                        209                      67,347
Westover Investments L.P.                                        162                      44,898
Pallisades Capital, Inc.                                         252                          --


JNC Opportunity Fund Ltd.                                                  779,514       364,500
Diversified Strategies Fund, L.P.                                           17,131        10,500
KA Investments, LDC                                                        257,084        80,000
Dominion Capital Fund Ltd.                                                 141,388       100,000
Sovereign Partners, L.P.                                                   398,799       130,000
Canadian Advantage, L.P.                                                        --        10,000
Advantage (Bermuda) Fund, Ltd.                                                  --        10,000

TOTAL                                           9,600,000      2,173     1,593,916     1,045,138     12,157,501

        QUEEN SAND RESOURCES, INC. RECAPITALIZATION AGREEMENT, JUNE 2000
                                   SCHEDULE 2


                                                              Restricted        Unrestricted        Total Final
                                                           Final Settlement   Final Settlement      Settlement
               Name of Stakeholder                              Shares             Shares             Shares
Joint Energy Development Investments L.P.                                --            212,500          212,500

Marshall Capital Management, Inc.                                        --             56,880           56,880
Stark International                                                      --             14,352           14,352
Shepherd Investments International, Ltd.                                 --             14,352           14,352
Montrose Investments L.P.                                                --             11,520           11,520
Westover Investments L.P.                                                --              8,976            8,976
Pallisades Capital, Inc.                                                 --             13,920           13,920
                                                                   --------            -------          -------
                                                                         --            120,000          120,000

JNC Opportunity Fund Ltd.                                                --            200,780          200,780
Diversified Strategies Fund, L.P.                                        --              4,412            4,412
KA Investments, LDC                                                      --             66,217           66,217
Dominion Capital Fund Ltd.                                           31,144                 --           31,145
Sovereign Partners, L.P.                                             31,144             66,303           97,446
Canadian Advantage, L.P.                                                 --                 --               --
Advantage (Bermuda) Fund, Ltd.                                           --                 --               --
                                                                         --                 --               --
                                                                   --------            -------          -------
                                                                     62,288            337,712          400,000

TOTAL                                                                62,288            670,212          732,500

        QUEEN SAND RESOURCES, INC. RECAPITALIZATION AGREEMENT, JUNE 2000
                                   SCHEDULE 3


               Name of Stakeholder                               Voting Shares

Joint Energy Development Investments L.P.                           12,234,952

Marshall Capital Management, Inc.                                    1,451,798
Stark International                                                    365,291
Shepherd Investments International, Ltd.                               365,291
Montrose Investments L.P.                                              290,360
Westover Investments L.P.                                              234,161
Pallisades Capital, Inc.                                               355,925


JNC Opportunity Fund Ltd.                                           11,083,063
Diversified Strategies Fund, L.P.                                      225,000
KA Investments, LDC                                                  2,834,505
Dominion Capital Fund Ltd.                                           3,877,257
Sovereign Partners, L.P.                                             5,642,251
Canadian Advantage, L.P.                                                    --
Advantage (Bermuda) Fund, Ltd.                                              --

TOTAL                                                               38,959,854